Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120025) pertaining to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, of our reports dated (i) March 30, 2005 (except Note 3 (d), as to which the date is March 6, 2006) with respect to the consolidated balance sheet of NorthStar Realty Finance Corp. and Subsidiaries (the Company), as of December 31, 2004, the related consolidated statements of operations, stockholders' equity, and cash flows of the Company for the period from October 29, 2004 (commencement of operations) through December 31, 2004 and the related combined statement of operations, owners' equity, and cash flows of NorthStar Realty Finance Corp. Predecessor as defined in Note 1 to the Company’s consolidated financial statements for the period from January 1, 2004 through October 28, 2004 and for the year ended December 31, 2003; (ii) March 30, 2005 (except Note 10, as to which the date is March 6, 2006) with respect to the consolidated financial statements and schedules of ALGM I Owners LLC and Subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004; and (iii) March 30, 2005 with respect to the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, which reports are included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, New York
March 16, 2006